Exhibit 99.3

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-1 (File No. 333-176958), together with any and all amendments or supplements thereto, of Fulcrum BioEnergy Inc., a Delaware corporation (the “Company”), as a person who has agreed to serve as a director of the Company upon closing of the offering and the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated:	February 12, 2012

/s/ Alfred E. Osborne, Jr.
[Sign Name]

Print Name:	Alfred E. Osborne, Jr.